NCS
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National Convenience Stores Incorporated ______________________________________



                               October 18, 1995



The Circle K Corporation
3003 North Central Avenue
Phoenix, Arizona  85012

Gentlemen:

As you know, National Convenience Stores Incorporated (the "Company") has determined to explore various strategic alternatives, including a possible sale of the Company, and has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as its exclusive financial advisor in this process. In connection with your analysis of a possible transaction with the Company, you may request or receive certain oral and written information concerning the business and affairs of the Company (collectively, the "Evaluation Material") from officers, directors, employees, agents and/or advisors of the Company, including Merrill Lynch. In consideration of the Company making available to you the Evaluation Material, you hereby agree to the following (it being understood that you also are hereby agreeing to cause your affiliates, directors, officers, employees, agents, and advisors to comply with the provisions hereof):

(1)  Nondisclosure of Evaluation Material.  The Evaluation Material will be used
     ------------------------------------
     solely for the purpose of evaluating a possible transaction between the Company and you and not in any way which is not related to such a transaction, and unless and until you have completed the purchase of the Company pursuant to a definitive agreement relating to a merger, purchase and sale or other business combination (the "Definitive Agreement"), such Evaluation Material will be kept strictly confidential by you and your advisors, except that you may disclose the Evaluation Material or portions thereof (i) to those of your directors, officers, affiliates and employees and potential financing sources and representatives of your advisors, including, without limitation, financial advisors, counsel and accountants (the persons to whom such disclosure is permissible being collectively referred to herein as "Representatives") who need to know such information for the purpose of evaluating your possible acquisition of the Company (it being understood that those Representatives will be informed of the
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The Circle K Corporation
October 18, 1995
Page 2



     confidential nature of the Evaluation Material and will agree to be bound by this Confidentiality Agreement and not to disclose the information to any other person) and (ii) in an amendment or amendments to the Tender Offer Statement on Schedule 14D-1 originally filed on September 7, 1995 with the Securities and Exchange Commission by Circle K Acquisition, Inc. and The Circle K Corporation ("Circle K 14D-1"), including, without limitation, an amendment or amendments to the Offer to Purchase constituting an exhibit to the Circle K 14D-1, and in proxy solicitation materials relating to matters incidental to the offer described in the Circle K 14D-1, if and to the extent, upon advice of your counsel, you are required to make such disclosure pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. You agree to be responsible for any breach of this Confidentiality Agreement by your Representatives. In the event that you or any of your Representatives become legally compelled (by applicable law or regulation, or by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt prior written notice of such requirement so that the Company may seek a protective order or other appropriate remedy, consult with you with respect to the Company taking steps to resist or narrow the scope of such request or legal process, and/or waive compliance, in whole or in part, with the terms of this Confidentiality Agreement. In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions hereof, you agree to disclose only that portion of the Evaluation Material which you are advised by written opinion of independent counsel, a copy of which shall be furnished to the Company, is legally required and to exercise best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material.

(2)  Definition of Evaluation Material.  The term "Evaluation Material" does not
     ---------------------------------
     include any information which (a) is or becomes generally available to and known by the public (other than as a result of a disclosure directly or indirectly by you or your Representatives), (b) was available to you on a nonconfidential basis prior to its disclosure by the Company or its advisors, provided that the source of such information is not known by you to be or to have been bound by a confidentiality agreement or similar nondisclosure agreement with the Company or otherwise under an obligation to the Company or its officers, directors, affiliates, employees, agents or advisors not to transmit the information to you, (c) becomes available to you on a nonconfidential basis from a source
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The Circle K Corporation
October 18, 1995
Page 3



     other than the Company or its officers, directors, affiliates, employees, agents or advisors, provided, however, that such source is not known by you to be or to have been bound by a confidentiality agreement or similar nondisclosure agreement with the Company or otherwise under an obligation to the Company or its officers, directors, affiliates, employees, agents or advisors not to transmit the information to you, (d) has been independently developed by you without reference to any Evaluation Material, or (e) has been or is provided to you under any separate confidentiality agreement or stipulation with the Company (which information will be kept confidential as required by the terms of such agreement or stipulation).

(3)  Return of Evaluation Materials.  If you determine that you do not wish to
     ------------------------------
     proceed with a transaction with the Company, you agree to advise us promptly of that decision. In that case, or if a merger or other business combination with, or a purchase of, the Company is not consummated by you or if the Company so requests, you will return promptly to Merrill Lynch or the Company all copies of the Evaluation Material in your possession or in the possession of your Representatives, and you will destroy all copies of any analyses, compilations, studies or other documents prepared by you or for your use containing, derived from or reflecting any Evaluation Material.

(4)  Nondisclosure of Discussions.  Without the prior written consent of the
     ----------------------------
     Company, you will not, and will direct your Representatives not to, disclose to any person either the fact that you and the Company have entered into this Confidentiality Agreement or that any investigations, discussions or negotiations are taking place concerning a possible transaction between the Company and you, or that you have requested or received Evaluation Material from the Company or Merrill Lynch, or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof, except as required by law or upon the occurrence of an event specified in paragraph 8(b) hereof. The term "person" as used in this Confidentiality Agreement will be interpreted broadly to include, without limitation, any corporation, company, partnership, other entity or individual. The Company will not disclose that you have entered into this Confidentiality Agreement unless it discloses the identities of the other persons who have entered into similar confidentiality agreements with the Company; provided that the foregoing shall not prevent the Company from disclosing the existence or contents of this Confidentiality Agreement in pleadings filed or arguments made in court in connection with litigation between
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The Circle K Corporation
October 18, 1995
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     you and the Company relating to or arising out of the transactions described in the Circle K 14D-1.

(5)  Acknowledgement.  You hereby acknowledge that you are aware (and that your
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     Representatives who are apprised of the matters that are the subject of this Confidentiality Agreement have been, or will be, advised by you) that the United States securities laws prohibit any person who has received from an issuer material non-public information concerning the matters that are the subject of this Confidentiality Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(6)  Conduct Prior to Definitive Agreement.  (a)  Until the earliest of (i) the
     -------------------------------------
     execution by you of a Definitive Agreement, (ii) an acquisition of the Company by a third party or (iii) one hundred twenty (120) days from the date of this Confidentiality Agreement, you agree not to initiate or maintain contact (except for those contacts made in the ordinary course of business) with any officer, director, employee, or agent of the Company or its subsidiaries regarding its business, operations, prospects or finances, except with the express permission of the Company. It is understood that Merrill Lynch will arrange for appropriate contacts for due diligence purposes. It is further understood that all (w) communications regarding any possible transaction, (x) requests for additional information, (y) requests for facility tours or management meetings, and (z) discussions or questions regarding procedures, will be submitted or directed to Merrill Lynch.

     (b) The Company has signed confidentiality agreements with a number of parties as a condition precedent to participating in a process to secure Evaluation Material (the "Process"). Upon your execution of this Confidentiality Agreement you shall receive similar treatment to the other participants in the Process. The Company currently expects that all participants in the Process will be asked to submit their proposals to acquire the Company by a yet undetermined deadline. In these types of transactions, however, there is always the possibility that a preemptive bid may be submitted to the Company by a third party. In such event, the Company will give you an opportunity to submit your best bid before the Company accepts what it believes to be a preemptive proposal from a third party.
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The Circle K Corporation
October 18, 1995
Page 5



(7)  No Warranty of Accuracy.  You understand and acknowledge that neither the
     -----------------------
     Company nor Merrill Lynch is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and none of the Company, Merrill Lynch, or any of their respective officers, directors, employees, stockholders, owners, affiliates, agents or advisors will have any liability to you or any other person resulting from your use of the Evaluation Material. Only those representations or warranties that are made to a purchaser in a Definitive Agreement when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in such Definitive Agreement, will have any legal effect.

(8)  Conduct After Execution of Confidentiality Agreement.  (a) Except as
     ----------------------------------------------------
     provided paragraph 8(b), you agree that, until the expiration of one hundred twenty (120) days from the date of this Confidentiality Agreement, you shall not without the prior written approval of the Company or its Board of Directors (i) in any manner acquire, agree to acquire or (except for the offer described in the Circle K 14D-1, which offer you agree during such period not to amend except to extend the expiration date) make any proposal to acquire, directly or indirectly, any securities, or any direct or indirect rights to acquire any securities, or any property, of the Company or any of its subsidiaries; (ii) propose to enter into, directly or indirectly, any merger, business combination or other extraordinary transaction involving the Company or any of its subsidiaries or to purchase, directly or indirectly, a material portion of the assets of the Company or any of its subsidiaries; (iii) make, or in any way participate, in any "solicitation" of "proxies" to vote (as those terms are used in the rules of the Securities and Exchange Commission) any voting securities of the Company or act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;
     (iv) enter into or disclose any intention, plan or arrangement inconsistent with the foregoing; or (v) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period not to (x) request the Company (or its directors, officers, employees, or agents), directly or indirectly, to amend or waive any provisions of this paragraph (including this sentence) or (y) take any action which might require the Company to make a public announcement regarding the possibility of a business combination or merger.

          (b) Notwithstanding the provisions of paragraph 8(a) hereof or any other provisions hereof, the Company agrees that you shall be released from
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The Circle K Corporation
October 18, 1995
Page 6



     your obligations under paragraph 8(a) hereof at and after the time of the first to occur of any of the following events (except the event described in paragraph 8(b)(ii) below, which shall release you from your obligations under paragraph 8(a), except that you shall not be permitted in any manner to acquire, or enter into a binding agreement to acquire, directly or indirectly, any securities, or any direct or indirect rights to acquire any securities, or any property, of the Company or any of its subsidiaries until the expiration of the one hundred twenty day period referred to in paragraph 8(a) or until you are otherwise released from your obligations under paragraph 8(a) pursuant to another clause of this paragraph 8(b)):

               (i) an announcement by the Company that it intends to or has terminated the process of considering the sale of the Company;

               (ii) an announcement by the Company that it has set the date for the Company's 1995 Annual Meeting of Stockholders;

               (iii) an announcement by the Company that it has accepted a third party's offer to acquire the Company;

               (iv) a public disclosure in a filing with the Securities and Exchange Commission that voting securities of the Company representing more than thirty percent (30%) of the total combined voting power of all voting securities of the Company then outstanding are proposed to be acquired, commencing a tender offer or exchange offer complying with the requirements of the Exchange Act (and, in the case of an exchange offer, the Securities Act of 1933, as amended) and the rules and regulations promulgated thereunder, by a person unaffiliated with and unrelated to you or any of your affiliates or any group of which you or any of your affiliates are a member; or

               (v) a public announcement of a proposal by the Company for a recapitalization or similar transaction pursuant to which the public stockholders of the Company would receive cash or other assets or debt or equity securities of the Company in exchange for all or a portion of their voting securities of the Company.

(9)  Waiver of Claims.  You also understand and agree that no contract or
     ----------------
     agreement providing for the sale of the Company shall be deemed to exist between you and
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The Circle K Corporation
October 18, 1995
Page 7

     the Company and/or the stockholders of the Company unless and until a Definitive Agreement has been executed and delivered, and you hereby waive, in advance, any claims (including, without limitation, breach of contract) that such a contract or agreement regarding the possible sale of the Company may exist unless and until you shall have entered into a Definitive Agreement. You also agree that unless and until a Definitive Agreement between the Company and you with respect to the acquisition of the Company has been executed and delivered, none of the Company or its stockholders has any legal obligation of any kind whatsoever to pursue any such transaction by virtue of this Confidentiality Agreement, any Evaluation Material or any other written or oral communication. For purposes of this paragraph, the term "Definitive Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or verbal acceptance of an offer or bid on your part. You further understand (without waiving any of your rights) that (a) the Company and Merrill Lynch intend to conduct the process for the exploration by the Company of strategic alternatives, including a sale of the Company, as they in their sole discretion shall determine (including, without limitation, negotiating with any other prospective buyers and entering into a Definitive Agreement without prior notice to you or any other person), and (b) any procedures relating to such exploration or sale may be changed at any time without notice to you or any other person. You also agree that you shall not have any claims whatsoever against the Company, Merrill Lynch or any of their respective directors, officers, stockholders, owners, affiliates, agents or advisors arising out of or relating to the Evaluation Material (other than those set forth in the Definitive Agreement with you in accordance with the terms thereof). Neither this paragraph nor any other provision of this Confidentiality Agreement can be waived or amended except by written consent of the Company (and, as this paragraph relates to Merrill Lynch, with the written consent of Merrill Lynch), which consent shall specifically refer to this paragraph (or such other provision) and explicitly make such waiver or amendment.

(10) Non-Solicitation of Employees.  You also agree that, without the Company's
     -----------------------------
     prior written consent, you will not directly or indirectly solicit for employment or employ any person who is now employed by the Company or any of its subsidiaries and who is identified by you as a result of your evaluation or otherwise in connection with a possible transaction with the Company; provided, however, that you shall not be prohibited from employing any such person who
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The Circle K Corporation
October 18, 1995
Page 8

     contacts you on his or her own initiative and without any direct or indirect solicitation by you.

(11) Remedies, Jurisdiction and Governing Law.  You agree that the Company shall
     ----------------------------------------
     be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Confidentiality Agreement, in addition to all other remedies available to the Company at law or in equity. You also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the City of Wilmington, Delaware for any actions, suits or proceedings arising out of or relating to this Confidentiality Agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agree that service of any process, summons, notice or document by United States registered mail to your address set forth above, attention General Counsel, shall be effective service of process for any action, suit or proceeding brought against you in any such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Confidentiality Agreement or the transactions contemplated hereby, in the courts of the State of Delaware or the United States of America located in the City of Wilmington, Delaware and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(12) No Waiver.  It is further understood and agreed that no failure or delay by
     ---------
     the Company in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This Confidentiality Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws. In the event any provision of this Confidentiality Agreement shall be held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof. Your obligations under this Confidentiality Agreement (except as otherwise provided in paragraphs (6) and (8) above) will expire one (1) year from the date hereof.
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The Circle K Corporation
October 18, 1995
Page 9



If you agree with the foregoing, please sign and return two copies of this letter, which will constitute our agreement with respect to the subject matter of this letter.


                                           Very truly yours,

                                           NATIONAL CONVENIENCE STORES
                                            INCORPORATED



                                           By: /s/ A. J. Gallerano
                                              ---------------------------------
                                                A. J. Gallerano
                                                Senior Vice President, General
                                                 Counsel and Secretary



CONFIRMED AND AGREED
as of the date written above:

THE CIRCLE K CORPORATION


By: /s/ Gehl P. Babinec
   ------------------------------
     Name: Gehl P. Babinec
     Title: Senior Vice President, General
            Counsel and Secretary